Exhibit 99.1

Egalet Announces Top-Line Results from Oral Human Abuse Liability Study of Egalet-002

—Hardness of Egalet-002 tablet precluded chewing as method of manipulation requiring a greater level of effort—

Wayne, Penn. — June 30, 2015 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”), a fully integrated specialty pharmaceutical company focused on developing, manufacturing and marketing innovative pain treatments, today announced top-line results from a Category 3 human abuse liability (HAL) study of Egalet-002, an abuse-deterrent, extended-release, oral oxycodone product candidate in late-stage clinical development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. The oral HAL study was conducted in accordance with the April 2015 U.S. Food and Drug Administration Guidance, Abuse-Deterrent Opioids — Evaluation and Labeling.

The misuse and abuse of opioids via the oral route ranges from taking many tablets at once to chewing tablets for rapid drug release to more rigorous efforts of manipulation, such as crushing and grinding, to put the opioid in solution for purposes of abuse. Many oral HAL studies conducted to date have used chewing as the method of manipulating the investigational product. However, because of the extremely hard outer shell, Egalet-002 is very difficult to chew so this method of manipulation was not an option to defeat the tablet when conducting the oral HAL study. Therefore, based on feedback from the FDA and the Category 1 abuse-deterrent data which defined the optimal method for maximally challenging the product, Egalet’s oral HAL study tested a more rigorous method of manipulation. The method for Egalet-002 involved serial manipulations, using both mechanical and electrical instruments, as compared to both immediate-release (IR) oxycodone and OxyContin, which both required only a one-step manipulation process. The Category 1 data demonstrated that it took five times the level of effort to manipulate Egalet-002 compared to abuse-deterrent OxyContin. The results of the oral HAL study showed that, after maximal manipulation, drug liking was similar for Egalet-002, IR oxycodone and OxyContin following oral administration in nondependent recreational opioid users.

“This oral HAL study and the Category 1 study support the robust abuse-deterrent characteristics of Egalet-002,” said Lynn Webster, MD, Vice President, Scientific Affairs, PRA International. “The fact that Egalet-002 is very difficult to chew and required additional extensive manipulation differentiates this study from other oral HAL studies that have been conducted. In a real world setting, Egalet-002 has the potential to help reduce oral misuse and abuse of oxycodone by recreational drug users.”

The study was a randomized, double-blind, active and placebo-controlled, five-way crossover study which compared the abuse potential of manipulated and intact Egalet-002 versus manipulated IR oxycodone following oral administration in 47 nondependent recreational opioid users. In addition, an exploratory sixth arm was added which compared the abuse potential of Egalet-002 to the currently marketed abuse-deterrent formulation of OxyContin, which does not have an oral abuse-deterrent claim in its label, in 28 nondependent recreational opioid users. The study was conducted with the development formulation of Egalet-002, to inform our clinical development efforts for a pivotal oral HAL study with ‘to be marketed’ product, consistent with the FDA Guidance.

“Knowing that Egalet-002 cannot easily be chewed, we pushed the limits of the technology in this study, consistent with the FDA’s final guidance, manipulating the product through a series of steps using both mechanical and electrical tools,” said Bob Radie, president and chief executive officer of Egalet. “We believe that the inability to chew Egalet-002 sets it apart from other abuse-deterrent opioid products that conducted oral HAL studies with chewing and, coupled with the level of effort required to defeat the technology, creates a compelling case for Egalet-002 to help reduce oral misuse and abuse of oxycodone in our communities. We plan to discuss these results with the FDA as we design a pivotal oral HAL study for Egalet-002.”

Guardian™ Technology

Egalet’s Guardian Technology was developed to deliver commonly abused prescription medications in an abuse-deterrent form. The unique plastic injection molding manufacturing process results in abuse-deterrent features designed to resist the most common methods of abuse for morphine and oxycodone—injection and snorting, respectively. The Guardian Technology can be applied broadly across different classes of pharmaceutical products. Egalet’s two lead abuse-deterrent product candidates, Egalet-001 and Egalet-002, are oral formulations of morphine and oxycodone, respectively, developed with Guardian Technology to make particle size reduction difficult and resist dissolution. They are in late-stage clinical development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate.

About Egalet

Egalet, a fully integrated specialty pharmaceutical company, is focused on developing,

manufacturing and commercializing innovative pain treatments. The Company has two approved products: OXAYDO™ (oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. In addition, using Egalet’s proprietary Guardian™ Technology, the Company is developing a pipeline of clinical-stage, opioid-based product candidates that are specifically designed to deter abuse by physical and chemical manipulation. The lead programs, Egalet-001, an abuse-deterrent, extended-release, oral morphine formulation, and Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation, are in late-stage clinical development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. Egalet’s Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. For additional information on Egalet, please visit egalet.com.

Please see full prescribing information for OXAYDO at oxaydo.com and full prescribing information for SPRIX at sprix.com.

Safe Harbor

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of our clinical trials, including the timely recruitment of trial subjects and meeting the timelines therefor; our ability to obtain regulatory approval of our product candidates; ability to have third parties manufacture our products; competitive factors; our ability to find and hire qualified sales professionals; general market conditions; and other risk factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:
E. Blair Clark-Schoeb
Senior Vice President, Communications

Email: bcs@egalet.com
Tel: 917-432-9275